Exhibit 99.1

News Release

Worldwide Press Office: Tel: 312.997.8640

UAL Corporation Reports First Quarter 2010 Results

First 1Q Operating Profit Since 2000

$58 Million 1Q10 Operating Profit Excluding Charges; $69 Million 1Q10 GAAP Operating Profit

Generated $482 Million in Operating Cash Flow

$92 Million 1Q10 Net Loss Excluding Charges; $479 Million Improvement From Prior Year

$82 Million 1Q10 GAAP Net Loss; $300 Million Improvement From Prior Year

No. 1 On-Time Carrier Among 5 Largest U.S. Global Carriers for 1Q10 Based on Preliminary Industry Results †

CHICAGO, April 27, 2010 – UAL Corporation (Nasdaq: UAUA), the holding company whose primary subsidiary is United Airlines, reported results for the first quarter ended March 31, 2010. The company:

•

Reported a first quarter operating profit of $58 million, excluding non-cash, net mark-to-market hedge gains and certain accounting charges as outlined in note 4 of the attached statement of consolidated operations, the company’s first operating profit in the first quarter since 2000. The company reported a GAAP operating profit of $69 million.

•

Reported a first quarter net loss of $92 million, or $0.55 per basic share, excluding non-cash, net mark-to-market hedge gains and certain accounting charges as outlined in note 4 of the attached statement of consolidated operations, narrowing its net loss by $479 million compared to the first quarter of 2009. The company reported a GAAP net loss of $82 million, or $0.49 per basic share.

•	Reported a 19.0% year-over-year increase in consolidated passenger revenue per available seat mile (PRASM) for the first quarter.

•

Reported a 4.8% year-over-year increase in consolidated unit cost per available seat mile (CASM) for the quarter, excluding fuel and certain accounting charges, against a reduction in consolidated capacity of 3.3% year-over-year. Consolidated CASM, including fuel and excluding non-cash, net mark-to-market fuel hedge gains and certain accounting charges, was up 6.5% year-over-year. GAAP consolidated unit cost, including these items, was up 8.6%.

•

Closed the quarter with total cash of $3.8 billion, unrestricted cash of more than $3.5 billion, and restricted cash of nearly $300 million. As of April 26, unrestricted cash increased to $4.5 billion, including $700 million in secured debt offering proceeds received in April.

•	Ranked No. 1 in on-time arrivals among the five largest U.S. global carriers for the first quarter based on preliminary industry results†.

•	Finalized agreements for 25 Boeing 787 Dreamliner and 25 Airbus A350 XWB widebody aircraft orders.

•

Filed an application for a daily non-stop slot from San Francisco to Tokyo’s downtown Haneda airport with the U.S. Department of Transportation, an opportunity enabled by the pending U.S.-Japan Open Skies agreement.

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“We are pleased to report an operating profit in what is traditionally a weak quarter for United compared to our peers, clearly reflective of our commitment to drive systemic improvements that are delivering results across the company,” said Glenn Tilton, UAL Corporation chairman, president and CEO. “We are committed to margin leadership, having produced the best net margin of the five major carriers this quarter, and are doing the work to put our company on the path to sustained profitability.”

Revenue Trends Continue Solid Improvements

For the first quarter, consolidated PRASM increased 19.0% year-over-year. Consolidated yield improved 12.2% and consolidated load factor increased 4.7 percentage points year-over-year. The severe winter storms in February reduced revenue for the quarter by approximately $40 million.

Geographic Area	1Q 2010 Passenger Revenue[1] (millions)	Passenger Revenue % vs. 1Q 2009	PRASM % vs. 1Q 2009	ASM[2] % vs. 1Q 2009

Domestic	$1,728	6.7%	12.9%	(5.5)%

Pacific	637	17.9%	30.8%	(9.9)%
Atlantic	543	24.5%	25.9%	(1.2)%
Latin America	118	12.6%	29.4%	(13.0)%

International	$1,298	20.0%	28.8%	(6.9)%

Mainline	$3,026	12.0%	19.3%	(6.1)%

Regional Affiliates	840	27.5%	8.7%	17.3%

Consolidated	$3,866	15.1%	19.0%	(3.3)%

[1]

Amounts include $52 million and $12 million of additional revenue within the Mainline and Regional Affiliates segments, respectively, related to the impact of the Company’s change in estimate of the number of frequent flier miles expected to expire. Within the Mainline segment, the $52 million benefit from the change in estimate was allocated to the four geographic regions based on revenue.

[2]	ASM: Available Seat Miles

Continued strength in both cargo volume and yield, particularly in trans-Pacific markets, drove a 26.6% increase in cargo revenue year-over-year for the quarter.

Consolidated Non-Fuel Unit Costs Within Guidance Despite Severe Storms in February

Total consolidated expense, including fuel and excluding non-cash net mark-to-market hedge gains and certain accounting charges increased $123 million, or 3.0% year-over-year for the first quarter. Consolidated expense, excluding fuel and certain accounting charges, was up $39 million or 1.3%. Total GAAP consolidated expense, including these items, was up $199 million for the quarter.

Mainline CASM, excluding fuel and certain accounting charges, increased by 5.6% in the first quarter, against a 6.1% decline in mainline capacity. Consolidated CASM, excluding fuel and certain accounting charges, increased by 4.8% year-over-year in the first quarter against a consolidated capacity reduction of 3.3%. The reduction in capacity due to the severe winter storms in February increased consolidated CASM excluding fuel by about a percentage point. GAAP mainline and consolidated CASM, including these items, were up 8.3% and 8.6% respectively, compared to the year-ago quarter.

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Hedged at 72% of Consolidated Fuel Consumption For Second Quarter 2010

The company recorded $15 million in cash losses on fuel hedges that settled in the first quarter. In addition, the company also recorded non-cash, net mark-to-market gains on its fuel hedges of $31 million. The table below details hedge impacts for the quarter:

Fuel Hedge Impacts	Included in 1Q 2010 Fuel Expense (millions)

Non-Cash Net Mark-to-Market Net Gain	$31

Cash Net Gain/(Loss) on Settled Contracts	(15)

Total Recorded Net Gain	$16

The company’s hedge book consists of roughly 50% call options and 50% swaps, providing protection against rising fuel prices, while allowing significant downside participation if fuel prices fall. For the second quarter 2010, the company has capped 72% of its estimated consolidated fuel consumption at a crude-equivalent average price of $76 per barrel. For the remainder of 2010, the company has capped 54% of its estimated consolidated fuel consumption at a crude-equivalent average price of $79 per barrel. The company will benefit from roughly 75% downside participation for the remainder of the year 2010 if fuel prices fall.

Strong Liquidity Position Further Bolstered by $700 million Secured Debt Financing in 1Q

The company ended the quarter with a total cash balance of $3.8 billion, including an unrestricted cash balance of more than $3.5 billion and restricted cash of nearly $300 million.

During the quarter, the company completed an additional secured debt offering which raised approximately $700 million in new liquidity. This new debt offering was secured by United’s route authorities to operate between the United States and Japan and beyond Japan to points in other countries, certain airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes. To accommodate the transfer of the collateral from United’s senior secured credit facility, the proceeds from this debt offering remained in escrow until April 19, 2010. As of April 26, 2010, including the proceeds received from the secured debt offering, the company held $4.5 billion in unrestricted cash, or about 27% of trailing twelve months revenue, one of the strongest liquidity positions among US global carriers.

In the first quarter, the company generated $482 million of positive operating cash flow and $389 million in positive free cash flow, defined as operating cash flow less capital expenditures. Excluding the funding and repayment impact of our two recent EETC transactions, during in the first quarter, the company had scheduled debt and net capital lease payments of $173 million, non-aircraft capital expenditures of $51 million and aircraft advance deposits of $42 million.

“While there is more work to do, we are encouraged by the significant improvement in all of our performance metrics that our people are delivering across the company. We improved our cash position, maintained our cost control, accelerated our revenue improvement and generated an operating profit,” said Kathryn Mikells, UAL Corporation executive vice president and chief financial officer. “We made the right decisions to position us to outperform as the economic recovery takes hold, and, as our current results demonstrate, we are well on our way to margin leadership and profitability.”

No. 1 On-Time Among 5 Largest U.S. Global Carriers for 1Q

Based on preliminary industry results, United ranked first among the five largest U.S. global network carriers in on-time arrival performance in the first quarter 2010 and finished first in each of the last five

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consecutive months†. In 2010, the company also launched an employee cash incentive program intended to drive improvements in both on-time performance and customer satisfaction. In addition to monthly payments for our first place on-time performance in January and February, in March, our eligible frontline employees exceeded the company’s internal customer satisfaction goal for the first time this year. As a result, each eligible frontline employee earned an additional $65 bonus payout for customer satisfaction in March.

Business Highlights

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United executed definitive agreements with both Boeing and Airbus for 25 Airbus A350 XWB aircraft and 25 Boeing 787 Dreamliner aircraft, which will enable us to reduce operating costs and better match aircraft to key markets we serve, while providing our customers with state-of-the-art cabin comfort. The new technology aircraft will reduce fuel burn and environmental impact, while enabling service to a broader array of international destinations.

•

United applied to the U.S. Department of Transportation to provide non-stop service from our San Francisco hub to Haneda Airport in downtown Tokyo which is a major hub of our alliance partner ANA thereby maximizing connection opportunities for our customers. United applied for one of the four pairs of daily slots to Haneda made available to U.S. carriers under the recently approved US-Japan Open Skies Agreement.

2010 Outlook

The company expects both mainline and consolidated CASM, excluding fuel, profit sharing and certain accounting charges for the full year 2010 to be up 2.0% to 3.0% year-over-year. The company expects consolidated CASM, excluding fuel, profit sharing and certain accounting charges for the second quarter 2010 to be up 3.8% to 4.8% year-over-year.

The company expects scheduled debt and capital lease payments of approximately $140 million and non-aircraft capital expenditures of approximately $110 million for the second quarter of 2010. Complete details on United’s outlook can be found in the Investor Update, available at united.com/ir.

Questions & Answers

Additional information can be found in the Q&A section of this release, beginning on page 7.

About United

United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), operates approximately 3,400* flights a day on United and United Express to more than 230 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 1,089 destinations in 178 countries worldwide. United’s 46,000 employees reside in every U.S. state and in many countries around the world. United ranked No. 1 in on-time performance for domestic scheduled flights for 2009 among America’s five largest global carriers, as measured by the Department of Transportation and published in the Air Travel Consumer Report for 2009. News releases and other information about United can be found at the company’s Web site at united.com, and follow United on Twitter @UnitedAirlines.

†

According to preliminary industry results provided by the five largest U.S. global carriers based on available seat miles, enplaned passengers or passenger revenue, United ranked highest in on-time performance for domestic scheduled flights as measured by the U.S. DOT (flights arriving within 14 minutes of scheduled arrival time) between January 1 and March 31, 2010, when compared to such U.S. global carriers, which includes Delta (including its Northwest subsidiary), American, Continental and US Airways.

*	Based on United’s forward-looking flight schedule for January 2010 to December 2010.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our amended credit facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact the economic recession has on customer travel patterns; the increasing reliance on enhanced video-conferencing and other technology as a means of conducting virtual meetings; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation or other insurance; the costs associated with security measures and practices; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under the caption “Risk Factors” in Item 1A. of the 2009 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission (“SEC”). Consequently, forward-looking statements should not be regarded as representations or warranties by UAL Corporation or United that such matters will be realized.

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UAL CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended March 31,		% Increase/ (Decrease)
(In accordance with GAAP)	2010	2009

Operating revenues:
Passenger - United Airlines	$3,026	$2,701	12.0
Passenger - Regional Affiliates	840	659	27.5
Cargo	157	124	26.6
Other operating revenues	218	207	5.3

	4,241	3,691	14.9

Operating expenses:
Aircraft fuel (Notes 3 and 4)	958	799	19.9
Salaries and related costs (Note 4)	948	921	2.9
Regional Affiliates (a)	815	671	21.5
Purchased services	287	287	—
Landing fees and other rent	228	221	3.2
Aircraft maintenance materials and outside repairs	222	225	(1.3)
Depreciation and amortization (Note 4)	213	233	(8.6)
Distribution expenses	137	118	16.1
Aircraft rent	81	88	(8.0)
Cost of third party sales	57	53	7.5
Impairments and special items (Note 4)	18	119	(84.9)
Other operating expenses	208	238	(12.6)

	4,172	3,973	5.0

Earnings (loss) from operations	69	(282)	—

Other income (expense):
Interest expense	(178)	(134)	32.8
Interest income	1	7	(85.7)
Interest capitalized	2	3	(33.3)
Miscellaneous, net (Note 4)	24	(6)	—

	(151)	(130)	16.2

Loss before income taxes and equity in earnings of affiliates	(82)	(412)	(80.1)
Income tax expense (benefit) (Note 4)	1	(29)	—

Loss before equity in earnings of affiliates	(83)	(383)	(78.3)
Equity in earnings of affiliates, net of tax	1	1	—

Net loss	$(82)	$(382)	(78.5)

Loss per share, basic and diluted	$(0.49)	$(2.64)

Weighted average shares, basic and diluted	167.4	144.7

See accompanying notes.

(a)	Regional Affiliates expense includes regional aircraft rent expense. See Note 2 for more information.

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Questions & Answers

Q1:	What is the cause of the increased revenue recognition for Mileage Plus miles?

A1:	As discussed in our disclosure on April 23, 2010, United defers revenue to future periods to record the fair value of miles it awards to its Mileage Plus members, to alliance partners and to third parties. This deferred revenue is then recognized when the miles are redeemed.

Some of these miles will never be redeemed by Mileage Plus members, and the Company recognizes an estimate of revenue from the expected expired miles, which is referred to as breakage, over an estimated redemption period.

United has completed its annual estimate of the number of Mileage Plus frequent flyer miles that are expected to expire in the future, and reduced its net deferral of revenue by $64 million for the quarter. The net deferral of revenue is expected to be reduced by a similar amount in the remaining quarters of the year. This reduction of the total net amount of revenue that is deferred to future periods better aligns our results with that of our peers, as historically, United has deferred a higher percentage of the revenue it receives.

Q2:	What are the primary drivers of the changes in year-over-year non-fuel unit costs in 2010?

A2:	For the full year 2010, we are expecting mainline unit cost to be up 2.0% to 3.0%. Full year 2010 consolidated unit cost excluding fuel and profit sharing is also expected to be up 2.0% to 3.0% year-over-year.

Unit cost pressures in a few areas are driving the year-over-year increases in 2010.

First, a portion of our favorable unit cost performance in 2009 was driven by lower revenue related expenses, as was the case for the rest of the industry. For example, distribution costs and cargo handling costs declined significantly. In total, these revenue related tailwinds reduced our full year 2009 unit cost by about 1.6 percentage points. Current trends suggest that 2010 is likely to be a solid revenue recovery year, and we expect to see revenue-related distribution expense and the traffic variable cost from modestly higher load factors and higher cargo volumes rise as a result. We expect these revenue related expenses to drive over a point of increase in overall non-fuel unit cost.

Second, airport rents and landing fees are creating an overall unit cost headwind of about 0.8 percentage points year-over-year in 2010. In addition to the broader impact that lower capacity has on airport rent and landing fee rates, we are experiencing significant rate increases due to debt service increases with the completion of two new runways at Chicago O’Hare as well as major airport infrastructure projects at Washington Dulles.

Third, as a result of our announced order for new international widebody aircraft, accounting rules require us to accelerate depreciation on the aircraft that we are planning to retire. The full year impact of this non-cash item is expected to be about $24 million, or about 0.2 percentage points of increase in non-fuel unit cost.

Finally, as a result of the significant impact of the recession on our financial results, the company did not accrue for its Annual Incentive Plan (AIP) for 2009. For 2010, the company expects to accrue for AIP consistent with the expectation that payments will be similar in size as those payments made in prior years. The full year impact of AIP on 2010 non-fuel unit cost is expected to be just over a half a percentage point year-over-year.

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Q3:	Which fees and ancillary revenues does United include in passenger revenue and which are included in other revenue? What impact did fees and ancillary revenues have in the quarter?

A3:	There is not a consistent industry practice regarding the recording and classification of ancillary and other revenues. Some ancillary revenue products, such as premium seat upsell revenues, are consistently recorded by most airlines as passenger revenue. Certain other ancillary revenue products, such as first and second bag fees and ticketing and change fees, are classified by some other carriers in other revenue. For United, first and second bag fees and ticketing and change fees are recorded in passenger revenue. Increases in these fees resulted in a 0.8 percentage point improvement in consolidated PRASM year-over-year, and a 2.8 point improvement versus first quarter 2008.

Q4:	What aircraft do you currently have on order?

A4:	United has on order 25 Airbus A350 XWB aircraft and 25 Boeing 787 Dreamliner aircraft and has future purchase rights for 50 of each aircraft. The breadth in size and capabilities of the different aircraft models ensure the company has the right aircraft for the right market throughout the fleet replacement cycle.

United expects to take delivery of the aircraft beginning in 2016, at which time it will also begin to retire its international Boeing 747s and 767s. In the first quarter, we funded $42 million dollars of advance deposits for both orders combined. The remaining near-term pre-delivery deposits are minimal with cash outflow of just $10 million through the end of 2012. The company has also secured deferral rights that provide it with further financial flexibility.

Q5:	Can you provide additional commentary on line items in the income statement where there were significant year-over-year changes in non-fuel cost?

A5:	Total non-fuel operating expense increased by $39 million year-over-year in the first quarter, excluding certain accounting charges, or (1.3%), as the company continued its efforts to control costs and increase revenue.

Regional Affiliates excluding fuel increased $59 million, or 11.8%, as a result of increase in regional affiliates capacity and changes in fleet mix.

Distribution expenses increased $19 million, or 16.1%. The increase in passenger revenue was the primary driver of distribution expense increase.

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Other operating expense decreased $30 million, or 12.6%. The primary drivers for reduced other operating expense were better operational performance driving reduced interrupted trip expense as well as reduced capacity.

Q6:	Please discuss the $84 million increase in your consolidated fuel expense (excluding non-cash mark-to-market impact).

A6:	Our mainline fuel price excluding non-cash net mark-to-market was $989 million for the first quarter, $1 million lower than last year due to 5.5% lower consumption as capacity declined offset by a 5.7% increase in mainline fuel price including cash settled hedges. Mainline fuel price excluding hedges increased 38% however this was offset by a $227 million improvement in hedge losses for the quarter.

Our regional affiliates fuel expense increased $85 million, due to a 34% increase in fuel price and a 13% increase in consumption due to an increase in capacity and change in fleet composition versus last year.

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UAL CORPORATION AND SUBSIDIARY COMPANIES

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)

(In accordance with GAAP)	Three Months Ended March 31,		% Increase/ (Decrease)
	2010	2009

Cash flows provided by operating activities (a)	$482	$426	13.1

Cash flows provided (used) by investing activities:
Additions to property, equipment and deferred software	(51)	(79)	(35.4)
Advanced deposits on aircraft	(42)	—	—
Decrease in restricted cash	10	17	(41.2)
Proceeds from asset sale-leasebacks	—	94	(100.0)
Proceeds from the sale of property and equipment	4	33	(87.9)
Other, net	3	—	—

	(76)	65	—

Cash flows provided (used) by financing activities:
Proceeds from issuance of long-term debt	1,309	134	—
Repayment of long-term debt	(1,204)	(238)	405.9
Principal payments under capital leases	(27)	(48)	(43.8)
Increase in deferred financing costs	(7)	(3)	133.3
Proceeds from the issuance of common stock	—	63	(100.0)
Decrease in lease deposits	—	22	(100.0)
Other, net	(3)	(3)	—

	68	(73)	—

Increase in cash and cash equivalents during the period	474	418	13.4
Cash and cash equivalents at beginning of the period	3,042	2,039	49.2

Cash and cash equivalents at end of the period	$3,516	$2,457	43.1

Reconciliation of cash and cash equivalents to total cash and cash equivalents and restricted cash:

	As of March 31,		% Increase/ (Decrease)
	2010	2009

Cash and cash equivalents	$3,516	$2,457	43.1
Restricted cash	293	255	14.9

Total cash and cash equivalents and restricted cash	$3,809	$2,712	40.4

(a)	See Note 4[h] for the Company's computation of free cash flow.

CONSOLIDATED NOTES (UNAUDITED)

(1)	UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).
(2)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $111 million and $107 million for the three months ended March 31, 2010 and 2009, respectively, which are included in Regional Affiliates expense in our Statements of Consolidated Operations.
(3)	UAL’s results of operations include aircraft fuel expense for both United Mainline jet operations and Regional Affiliates. Aircraft fuel expense incurred as a result of the Company’s Regional Affiliates’ operations is reflected in Regional Affiliates operating expense. In accordance with UAL’s agreement with its Regional Affiliates, these costs are incurred by the Company. Fuel hedging gains or losses are not allocated to Regional Affiliates fuel expense.

Year-Over-Year Impact of Fuel Expense

United Mainline and Regional Affiliates Operations

(In millions, except per gallon)	Three Months Ended March 31,		% Change
	2010	2009
Total mainline fuel expense	$958	$799	19.9
Exclude impact of non-cash, net mark-to-market ("MTM") gains	31	191	(83.8)

Mainline fuel expense excluding MTM impact	989	990	(0.1)
Add: Regional Affiliates fuel expense	249	164	51.8

Consolidated fuel expense excluding MTM impact	1,238	1,154	7.3
Exclude impact of fuel hedge settlements	(15)	(242)	(93.8)

Consolidated fuel expense excluding hedge impacts (a)	$1,223	$912	34.1

Mainline fuel consumption (gallons)	444	470	(5.5)
Mainline average jet fuel price per gallon (in cents)	215.8	170.0	26.9
Mainline average jet fuel price per gallon excluding non-cash MTM impact (in cents)	222.7	210.6	5.7
Mainline average jet fuel price per gallon excluding cash and non-cash MTM impact (in cents)	219.4	159.1	37.9

Regional Affiliates fuel consumption (gallons)	104	92	13.0
Regional Affiliates average jet fuel price per gallon (in cents)	239.4	178.3	34.3

(a)	See Note 4 for further information related to fuel hedging and non-GAAP measures.

CONSOLIDATED NOTES (UNAUDITED)

(4)	The Company recorded unusual and/or infrequent items related to severance, employee benefits, depreciation and amortization and other charges, as noted below. Collectively, these charges are identified as “special items and other charges” in the Regulation G reconciliations below. The Company also adjusts certain of its financial statement items and measures of financial performance to primarily present the impacts of its fuel hedging on an “economic” basis. Items calculated on an “economic” basis include gains or losses for derivative instruments that settled in the current accounting period, but were recognized in a prior period in GAAP results, and exclude changes in market value for derivatives that will be settled in a future period. These charges are identified as “non-cash, net mark-to-market (gains) losses” in the Regulation G reconciliations below. These special items and other charges and non-cash, net mark-to-market adjustments are as follows:

	Three Months Ended March 31,
(In millions)	2010	2009	Income Statement Classification
Intangible asset impairments	$—	$110
Aircraft and spare parts impairments	17	—

Total impairments	17	110
Lease termination and special items	1	9

Total impairments and special items	18	119	Impairments and special items

Severance	(2)	(5)	Salaries and related costs
Employee benefit adjustments (a)	—	(32)	Salaries and related costs
Accelerated depreciation related to early asset retirement	4	22	Depreciation and amortization

Total other charges	2	(15)

Total impairments, special items and other charges	$20	$104

Operating non-cash, net mark-to-market gains	(31)	(191)	Aircraft fuel

Total operating impact	$(11)	$(87)

Non-operating non-cash, net mark-to-market gains	—	(72)	Miscellaneous, net

Pre-tax impairments and other charges	(11)	(159)
Income tax on impairments and other charges and other non-cash tax expense	1	(30)	Income tax expense (benefit)

Impairments and other charges, net of tax	$(10)	$(189)

Total non-cash fuel hedge gains	$(31)	$(263)

(a)	Amount relates to additional charges to adjust certain employee benefit obligations.

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. The Company did not apply cash flow hedge accounting during the three months ended March 31, 2010 and 2009. The Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting. Beginning April 1, 2010, the Company plans to apply cash flow hedge accounting to its fuel hedges.

The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating expense per available seat mile (“CASM”), operating margin (loss) and net loss.

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended March 31,		% Change
		2010	2009
[a]	Yield (In millions)
	Mainline
	Passenger - United Airlines	$3,026	$2,701	12.0
	Less: industry reduced fares and passenger charges	(10)	(9)	11.1

	Mainline adjusted passenger revenue	$3,016	$2,692	12.0

	Mainline revenue passenger miles	22,893	22,872	0.1
	Adjusted mainline yield (in cents)	13.17	11.77	11.9

	Consolidated
	Consolidated passenger revenue	$3,866	$3,360	15.1
	Less: industry reduced fares and passenger charges	(10)	(9)	11.1

	Consolidated adjusted passenger revenue	$3,856	$3,351	15.1

	Consolidated revenue passenger miles	26,480	25,808	2.6
	Adjusted consolidated yield (in cents)	14.56	12.98	12.2

[b]	RASM (In millions)
	Mainline
	Consolidated operating revenues	$4,241	$3,691	14.9
	Less: Passenger - Regional Affiliates	(840)	(659)	27.5

	Mainline operating revenues	$3,401	$3,032	12.2

	Mainline available seat miles	28,161	29,991	(6.1)
	Mainline RASM (in cents)	12.08	10.11	19.5

[c]	CASM (In millions)
	Mainline
	Consolidated operating expenses	$4,172	$3,973	5.0
	Less: Regional Affiliates	(815)	(671)	21.5

	Mainline operating expenses	$3,357	$3,302	1.7

	Mainline available seat miles	28,161	29,991	(6.1)
	Mainline CASM (in cents)	11.92	11.01	8.3

	Mainline operating expenses	$3,357	$3,302	1.7
	Add: impairments, special items and other charges and non-cash, net mark-to-market impact	11	87	(87.4)

	Adjusted mainline operating expense	$3,368	$3,389	(0.6)

	Adjusted mainline CASM (in cents)	11.96	11.30	5.8

	Adjusted mainline operating expense	$3,368	$3,389	(0.6)
	Less: mainline fuel expense (excluding non-cash, net mark-to-market impact)	(989)	(990)	(0.1)

	Adjusted mainline operating expense	$2,379	$2,399	(0.8)

	Adjusted mainline CASM (in cents)	8.45	8.00	5.6

	Consolidated
	Consolidated operating expenses	$4,172	$3,973	5.0
	Add: impairments, special items and other charges and non-cash, net mark-to-market impact	11	87	(87.4)

	Adjusted consolidated operating expenses	$4,183	$4,060	3.0

	Consolidated available seat miles	32,948	34,073	(3.3)
	Adjusted consolidated CASM (in cents)	12.70	11.92	6.5

CONSOLIDATED NOTES (UNAUDITED)

		Three Months Ended March 31,		% Change
		2010	2009
	Adjusted consolidated operating expenses	$4,183	$4,060	3.0
	Less: consolidated fuel expense (excluding non-cash, net mark-to-market impact)	(1,238)	(1,154)	7.3

	Adjusted consolidated operating expenses	$2,945	$2,906	1.3

	Adjusted consolidated CASM (in cents)	8.94	8.53	4.8

[d]	Operating margin (loss) (In millions)
	Consolidated operating margin (loss)	$69	$(282)	—
	Less: impairments, special items and other charges and non-cash, net mark-to-market impact	(11)	(87)	(87.4)

	Adjusted operating margin (loss)	$58	$(369)	—

	Consolidated operating revenues	$4,241	$3,691	14.9
	Operating margin (loss) (percent)	1.6	(7.6)	9.2	pt.
	Adjusted operating margin (loss) (percent)	1.4	(10.0)	11.4	pt.

[e]	Pre-tax loss (In millions)
	Loss before income taxes and equity in earnings of affiliates	$(82)	$(412)	(80.1)
	Less: impairments, special items and other charges and non-cash, net mark-to-market impact	(11)	(87)	(87.4)
	Less: non-operating fuel hedge adjustments	—	(72)	(100.0)

	Adjusted pre-tax loss	$(93)	$(571)	(83.7)

	Pre-tax loss (percent)	(1.9)	(11.2)	9.3	pt.
	Adjusted pre-tax loss (percent)	(2.2)	(15.5)	13.3	pt.

[f]	Net loss (In millions)
	Net loss	$(82)	$(382)	(78.5)
	Less: impairments, special items and other charges and net operating fuel hedge adjustments	(11)	(87)	(87.4)
	Less: non-operating fuel hedge adjustments	—	(72)	(100.0)
	Add (less): income tax expense (benefit) (i)	1	(30)	—

	Adjusted net loss	$(92)	$(571)	(83.9)

[g]	Loss per share
	Basic loss per share - GAAP	$(0.49)	$(2.64)	(81.4)
	Add: impairments, special operating items and other charges (ii)	0.13	0.52	(75.0)
	Less: non-cash fuel hedge adjustments	(0.19)	(1.82)	(89.6)

	Basic and diluted loss per share excluding special operating items and other charges and net fuel hedge adjustments	$(0.55)	$(3.94)	(86.0)

[h]	Operating cash flow (In millions)
	Operating cash flow	$482	$426	13.1
	Less: capital expenditures	(51)	(79)	(35.4)
	Less: advanced deposits on aircraft	(42)	—	—

	Free cash flow	$389	$347	12.1

(i)	The Company’s tax benefit in the three months ended March 31, 2009 primarily related to special items and impairment of indefinite-lived intangible assets.
(ii)	Includes related tax benefits and non-cash income tax expense.

UAL CORPORATION AND SUBSIDIARY COMPANIES

(Mainline and Regional Affiliates (a))

	Three Months Ended March 31,		% Change
	2010	2009
Revenue passengers (In thousands)
Mainline	12,426	13,146	(5.5)
Regional Affiliates	6,392	5,522	15.8

Consolidated	18,818	18,668	0.8

Revenue passenger miles - RPM (In millions)
Mainline	22,893	22,872	0.1
Regional Affiliates	3,587	2,936	22.2

Consolidated	26,480	25,808	2.6

Available seat miles - ASM (In millions)
Mainline	28,161	29,991	(6.1)
Regional Affiliates	4,787	4,082	17.3

Consolidated	32,948	34,073	(3.3)

Passenger load factor (percent)
Mainline	81.3	76.3	5.0	pt.
Regional Affiliates	74.9	71.9	3.0	pt.
Consolidated	80.4	75.7	4.7	pt.

Consolidated operating breakeven passenger load factor (percent)	78.9	82.1	(3.2	) pt.

Passenger revenue per passenger mile - Yield (cents) (See Note 4[a])
Mainline adjusted	13.17	11.77	11.9
Regional Affiliates	23.42	22.45	4.3
Consolidated adjusted	14.56	12.98	12.2

Passenger revenue per available seat mile - PRASM (cents)
Mainline	10.75	9.01	19.3
Regional Affiliates	17.55	16.14	8.7
Consolidated	11.73	9.86	19.0

Operating revenue per available seat mile - RASM (cents) (See Note 4[b])
Mainline	12.08	10.11	19.5
Regional Affiliates	17.55	16.14	8.7
Consolidated	12.87	10.83	18.8

Operating expense per available seat mile - CASM (cents) (See Note 4[c])
Mainline	11.92	11.01	8.3
Mainline excluding special items, other charges and non-cash, net mark-to-market impact	11.96	11.30	5.8
Mainline excluding special items, other charges, non-cash, net mark-to-market impact and fuel	8.45	8.00	5.6
Regional Affiliates	17.03	16.44	3.6
Consolidated	12.66	11.66	8.6
Consolidated excluding special items, other charges and non-cash, net mark-to-market impact	12.70	11.92	6.5
Consolidated excluding special items, other charges, non-cash, net mark-to-market impact and fuel	8.94	8.53	4.8

Mainline unit earnings (loss) (in cents) (b)	0.16	(0.90)	—
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market impact and fuel (in cents) (b)	3.63	2.11	72.0

Number of aircraft in operating fleet at end of period
Mainline	359	396	(9.3)
Regional Affiliates	292	286	2.1

Consolidated	651	682	(4.5)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	215.8	170.0	26.9
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market impact (cents)	222.7	210.6	5.7
Mainline average price per gallon of jet fuel excluding cash and non-cash, net mark-to-market impact (cents)	219.4	159.1	37.9
Mainline average full-time equivalent employees (thousands)	42.8	44.8	(4.5)
Mainline ASMs per equivalent employee - productivity (thousands)	658	669	(1.6)
Average stage length (in miles)
Mainline	1,502	1,409	6.6
Regional Affiliates	517	471	9.8
Mainline fleet utilization (in hours and minutes)	10:34	10:24	1.6

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional Affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.
(b)	Unit earnings are calculated as RASM minus CASM.